 Berry Petroleum Company News Release
5201 Truxtun Ave., Bakersfield, CA 93309  www.bry.com  661-616-3900

BerryPetroleum Reports 2007 Earnings of $2.89 Per Share and Record Productionof 26,900 BOE/D

Achieved fourth quarter earnings of $.71 per share and average production of over 28,000 BOE/D

Bakersfield, Calif. -- (BUSINESS WIRE) -- February 14, 2008 -- Berry Petroleum Company (NYSE:BRY) earned net income of $130 million, or $2.89 per diluted share, for the twelve months ended December 31, 2007, up 20% from 2006 net income of $108 million, or $2.41 per diluted share, according to Robert F. Heinemann, president and chief executive officer. The Company recorded pre-tax gains on the sale of non-core assets of $54.2 million and incurred dry hole, abandonment, impairment and exploration charges of $13.7 million in 2007.  On an after-tax basis these items resulted in $25 million of net income, included above, or $.56 per diluted share. For the fourth quarter of 2007, Berry earned $32.3 million, or $.71 per diluted share, compared to net income of $19.1 million, or $.43 per diluted share, in the fourth quarter of 2006.

For 2007, net production averaged a record 26,902 barrels of oil equivalent per day (BOE/D) , an increase of 6% from the 25,398 BOE per day achieved in 2006. The average realized sales price, net of hedging, for the full-year 2007 was $47.50 per BOE, up 2% over the $46.67 per BOE received in the 2006 period.  Oil and gas revenues rose 9% to $467 million in 2007 from $430 million in 2006.

For 2007 and 2006, net production in BOE per day was as follows:

	2007 Production		2006 Production
Oil (Bbls)	19,753	73%	19,679	77%
Natural Gas (BOE)	7,149	27%	5,719	23%
Total BOE per day	26,902	100%	25,398	100%

Discretionary cash flow totaled a record $260 million in 2007, up 6% from $246 million in 2006. (Discretionary cash flow is a non-GAAP measure; see reconciliation below.) The Company drilled 442 gross (339 net) wells in 2007, with a success rate of 98 percent.

Mr. Heinemann stated, "Berry is a growing company focused on execution, and as a result we had a year of significantly improved performance from several key assets. Our diatomite and Poso Creek heavy oil assets had strong increases in average 2007 production to 990 BOE/D and 1,950 BOE/D, up 215% and 108% respectively.  We are targeting these assets to achieve average 2008 production of 2,200 BOE/D and 3,270 BOE/D, respectively.  Our  average 2007 production from our Piceance and DJ basin gas assets also had significant growth, up 138% and 17% to 10,290 Mcf/D and 18,740 Mcf/D, respectively.

"We are anticipating our 2008 Piceance average production to increase to 21,600 Mcf/D, another 110% increase over 2007.  Our target is to drill 60 gross wells (35 net) on this asset in 2008.  We achieved one of our key Piceance targets in 2007 which was to drill Garden Gulch mesa wells in fewer than 18 days. We expect to continue to improve our Piceance drilling program going forward.  Our Uinta assets continued to perform well upon our entering into a new crude oil sales contract early in 2007. Our S. Midway asset in California is mature and our goal in 2008 is to reduce the natural decline to between 5% and 8% through additional drilling on the flanks of the reservoir, utilizing horizontal wells and improved steaming techniques.

 "Our 2008 capital budget is $295 million, including $15 million earmarked for exploration. We are targeting over a 10% increase in both production and net reserves to end 2008 with between 180 million and 190 million BOE of proved reserves and average production of between 29,500 and 30,500 BOE/D. Our primary means to accomplish these targets is to move quickly on our drill-ready oil projects where we have significant rates of returns at the current commodity price mix which favors steam-enhanced oil recovery and to continue to drill up our probable reserves in the Piceance."

2007 Reserves
Estimated proved oil and gas reserves increased by 13% to 169 million BOE as of December 31, 2007. In 2007, Berry added 35.4 million BOE at a finding and development cost of $10.07per BOE (see supporting cost schedule below) and replaced 293% of the 9.8 million BOE (26,902 BOE/D) it produced in 2007. Berry’s three-year finding and development cost is an average $12.23 per BOE and its three-year reserve replacement rate is 316%. At year-end 2007, the Company’s reserve mix includes 117 million barrels of crude oil, condensate and natural gas liquids, and 316 billion cubic feet of natural gas, or 69% oil and 31% natural gas. Geographically, 60% of proved reserves are in California and 40% are in the Rocky Mountain region. The Company’s year-end reserves-to-production ratio increased slightly to 16.5 years, based on annualized fourth quarter 2007 average daily production. Proved developed reserves represent 61% of total proved reserves.

Fourth Quarter 2007
For the fourth quarter of 2007, oil and gas revenues were $133 million and discretionary cash flow was $77 million. The Company drilled 96 gross (80 net) wells in the fourth quarter of 2007, with a success rate of 100 percent. The Company recognized a $2.9 million pre-tax gain on the sale of stock and had a pre-tax impairment charge of $3.3 million associated with its Coyote Flats, Utah asset.

Production averaged a record 28,023 barrels of oil equivalent per day (BOE/D), an increase of 4% over fourth quarter 2006 (26,889 BOE/D) and up 4% from the third quarter of 2007. The average realized sales price after hedging was $52.32 per BOE, up 25% from $42.00 per BOE achieved in the fourth quarter of 2006 and up 9% from $47.93 in the third quarter of 2007.

Ralph J. Goehring, executive vice president and chief financial officer, stated, “Our capital expenditures for 2007totaled $341 million consisting of $285 million in development and $56 million in acquisitions. We also capitalized $18 million of interest.  We funded these items from $260 million of discretionary cash flow, asset sales of $72 million and the balancefrom additional borrowings. This compares to our total capital expenditures in 2006 of  $544 million, which consisted of $258 million of acquisitions and $286 million in development and other assets.  In 2006, we capitalized $9 million of interest.  Based on $75 per barrel West Texas Intermediate pricing for oil and $7.50 per Mcf Henry Hub pricing for natural gas, we expect our 2008 cash provided by operating activities to be between $315 million and $335 million, which will fund our entire 2008 development and exploration program.  We expect our year-end 2007 debt of $459 million to be relatively unchanged at year-end 2008, based on these commodity prices and our production expectations.

" In 2007, we achieved a 29% return on average shareholders equity, and a 16% return on average capital employed.  This is our sixth consecutive year ofhaving achieved greater than 15% return for each of these measures.

"Our previously announced plan to form a master limited partnership for certain of our assets is currently on hold due to  unfavorable capital market conditions.  We will continue to monitor the economic conditions relevant to a successful offering."

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Contact: Berry Petroleum Company - 5201 Truxtun Ave., Bakersfield, CA 93309 - 661-616-3900

 Berry Petroleum Company News Release

Finding & Development Cost Supporting Schedule
(unaudited)
All expenditure amounts below are estimates
(Amounts in millions)
	One Year	Three Year
Acquisition Costs	$56.25	$436.01
Exploration Costs	0.70	21.46
Development Costs	281.70	671.56
Other Costs	18.10	27.40
Net Expenditures	$356.75	$1,156.43

Total reserves added, excluding production (MMBOE)	35.44	94.57

Estimated finding & development cost per BOE	$10.07	$12.23

Explanation and Reconciliation of Non-GAAP Financial Measures
(unaudited)	Three Months Ended			Twelve Months Ended
	12/31/07	9/30/07	12/31/06	12/31/07	12/31/06
Net cash provided by operating activities	$63.7	$92.5	$58.1	$248.3	$243.2
Add back: Net increase (decrease) in current assets	37.1	5.7	(1.6)	47.9	16.3
Add back: Net increase in current liabilities	(23.5)	(27.7)	(4.7)	(36.6)	(13.3)
Discretionary cash flow	$77.3	$70.5	$51.8	$259.6	$246.2

Teleconference Call
An earnings conference call will be held Thursday, February 14, 2008at 1:30 p.m.Eastern Time (10:30 a.m.Pacific Time).  Dial 1-866-770-7120to participate, using passcode 81132745.  International callers may dial 617-213-8065.  For a digital replay available until February 28, 2008dial 1-888-286-8010 (passcode 14739821). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.comin the "Investor Center."

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties including among other things, that the MLPwill not be formed, will not complete an offering of securities and will not complete such actions on any timetable. Words such as "plans," "will," "expect," "target," "goal," and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry's 2006 Form 10-K filed with the Securities and Exchange Commission on February 28, 2007under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date."

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. Such securities will only be offered and sold pursuant to a registration statement filed under the Securities Act of 1933, as amended.

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Contact: Berry Petroleum Company - 5201 Truxtun Ave., Bakersfield, CA 93309 - 661-616-3900

 Berry Petroleum Company News Release

CONDENSED INCOME STATEMENTS
(In thousands, except per share data)
(unaudited)
	Three Months		Twelve Months
	12/31/07	12/31/06	12/31/07	12/31/06
Revenues
Sales of oil and gas	$133,467	$101,755	$467,400	$430,497
Sales of electricity	14,915	13,456	55,619	52,932
Gain on sale of assets	2,356	97	54,173	97
Interest and other, net	2,511	915	6,265	2,812
Total	153,249	116,223	583,457	486,338
Expenses
Operating costs – oil & gas	37,889	33,804	141,218	117,624
Operating costs – electricity	10,966	12,126	45,980	48,281
Production taxes	4,918	2,840	17,215	14,674
Depreciation, depletion & amortization - oil & gas	28,212	20,335	93,691	67,668
Depreciation, depletion & amortization - electricity	907	817	3,568	3,343
General and administrative	10,918	11,231	40,210	36,841
Interest	3,693	3,503	17,287	10,247
Commodity derivatives	-	-	-	(736)
Dry hole, abandonment, impairment & exploration	4,315	939	13,657	12,009
Total	101,818	85,595	372,826	309,951

Income before income taxes	51,431	30,628	210,631	176,387
Provision for income taxes	19,170	11,514	80,703	68,444

Net income	$32,261	$19,114	$129,928	$107,943

Basic net income per share	$0.73	$0.44	$2.95	$2.46
Diluted net income per share	$0.71	$0.43	$2.89	$2.41
Cash dividends per share	$0.075	$0.075	$.30	$.30

Weighted average common shares:
Basic	44,238	43,848	44,075	43,948
Diluted	45,238	44,592	44,906	44,774

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Contact: Berry Petroleum Company - 5201 Truxtun Ave., Bakersfield, CA 93309 - 661-616-3900

 Berry Petroleum Company News Release

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)
	12/31/07	12/31/06
Assets
Current assets	$161,019	$98,809
Property, buildings & equipment, net	1,275,091	1,080,631
Other assets	15,996	19,557
	$1,452,106	$1,198,997
Liabilities & Shareholders’ Equity
Current liabilities	$271,369	$215,403
Deferred taxes	128,824	103,515
Long-term debt	445,000	390,000
Other long-term liabilities	146,939	62,379
Shareholders’ equity	459,974	427,700
	$1,452,106	$1,198,997

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Twelve Months
	12/31/07	12/31/06
Cash flows from operating activities:
Net income	$129,928	$107,943
Depreciation, depletion & amortization (DD&A)	97,258	71,011
Dry hole & impairment	12,951	8,253
Deferred income taxes	64,826	51,666
Commodity derivatives	574	(109)
Stock based compensation	8,200	6,436
Gain on sale of asset	(54,173)	(97)
Abandonment	(1,188)	606
Other, net	1,201	544
Net changes in operating assets and liabilities	(11,298)	(3,024)

Net cash provided by operating activities	248,279	243,229

Net cash used in investing activities	(287,213)	(548,783)
Net cash provided by financing activities	38,834	303,980

Net decrease in cash and cash equivalents	(100)	(1,574)

Cash and cash equivalents at beginning of year	416	1,990

Cash and cash equivalents at end of period	$316	$416

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Contact: Berry Petroleum Company - 5201 Truxtun Ave., Bakersfield, CA 93309 - 661-616-3900

 Berry Petroleum Company News Release

COMPARATIVE OPERATING STATISTICS
	(unaudited)
	Three Months			Twelve Months
	12/31/07	12/31/06	Change	12/31/07	12/31/06	Change
Oil and gas:
Net production-BOE per day	28,023	26,889	4%	26,902	25,398	6%

Per BOE:
Average sales price before hedges	$60.38	$41.53	45%	$49.72	$48.38	3%
Average sales price after hedges	$52.32	$42.00	25%	$47.50	$46.67	2%

Operating costs	$14.70	$13.69	7%	$14.38	$12.69	13%
Production taxes	1.91	1.15	66%	1.75	1.58	11%
Total operating costs	16.61	14.84	12%	16.13	14.27	13%

DD&A - oil and gas	10.94	8.24	33%	9.54	7.30	31%
General & administrative expenses	4.24	4.55	-7%	4.09	3.98	3%

Interest expense	$1.43	$1.27	13%	$1.76	$1.05	68%

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Contact: Berry Petroleum Company - 5201 Truxtun Ave., Bakersfield, CA 93309 - 661-616-3900